                                                                    Exhibit 99.1
AUDITORS' REPORT


To the Shareholders of

QLT INC.

   We have audited the consolidated balance sheets of QLT Inc. as at December 31, 2003 and 2002 and the consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in accordance with Canadian generally accepted accounting principles.

   On March 5, 2004, we reported separately to the shareholders of QLT Inc. on our audit, conducted in accordance with auditing standards generally accepted in the United States of America, of financial statements, for the same period, prepared in accordance with accounting principles generally accepted in the United States of America.












 DELOITTE & TOUCHE LLP
 Chartered Accountants
 Vancouver, Canada

 March 5, 2004

CONSOLIDATED BALANCE SHEETS

As at December 31,                                              2003         2002
------------------                                              ----         ----
(In accordance with Canadian generally accepted
accounting principles)
(In thousands of United States dollars)
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                $262,408     $128,138
   Short-term investment securities                          233,022       79,797
   Accounts receivable (Note 4)                               35,395       30,186
   Inventories (Note 5)                                       26,808       23,900
   Current portion of future income tax assets (Note 19)      11,801       17,092
   Other (Note 6)                                             16,150       13,310
                                                            --------     --------
                                                             585,584      292,423

PROPERTY AND EQUIPMENT (Note 7)                               43,262       35,281
FUTURE INCOME TAX ASSETS (Note 19)                                 -       10,897
INTANGIBLE ASSETS                                                  -        8,162
OTHER LONG-TERM ASSETS (Note 8)                                5,889        4,170
                                                            --------     --------
                                                            $634,735     $350,933
                                                            ========     ========

LIABILITIES
CURRENT LIABILITIES
   Accounts payable                                           $8,683       $9,960
   Accrued restructuring charge (Note 16)                          -        2,631
   Other accrued liabilities (Note 10)                        13,574        7,027
   Deferred revenue                                            6,594       12,678
                                                            --------     --------
                                                              28,851       32,296

LONG-TERM DEBT (Note 11)                                     141,471            -
                                                            --------     --------
                                                             170,322       32,296
COMMITMENTS (Note 21)
CONTINGENCIES (Note 23)

SHAREHOLDERS' EQUITY
SHARE CAPITAL (Note 12)
   Authorized
      500,000,000 common shares without par value
      5,000,000 first preference shares without par
      value, issuable in series
   Issued and outstanding
      Common shares                                          389,502      385,591
         December 31, 2003 - 68,892,027 shares
         December 31, 2002 - 68,407,753 shares

EQUITY COMPONENT OF CONVERTIBLE DEBT (Note 11)                33,500            -
ACCUMULATED DEFICIT                                           (7,582)     (42,257)
CUMULATIVE TRANSLATION ADJUSTMENTS                            48,993      (24,697)
                                                            --------     --------
                                                             464,413      318,637
                                                            --------     --------
                                                            $634,735     $350,933
                                                            ========     ========

See the accompanying Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME


Year ended December 31,                               2003          2002           2001
-----------------------                               ----          ----           ----
(In accordance with Canadian generally
accepted  accounting principles)
(In thousands of United States  dollars
except per share information)
REVENUES
    Revenue from Visudyne(R) (Note 13)           $ 142,125    $  104,087     $  79,522
    Contract research and development (Note
    14)                                              4,625         6,392         3,837
                                                 ---------     ---------     ---------
                                                 $ 146,750       110,479        83,359
                                                 ---------     ---------     ---------

COSTS AND EXPENSES
   Cost of sales                                    24,328        19,073        14,925
   Research and development (Note 15)               42,660        40,402        30,386
   Selling, general and administrative              16,820        16,092         7,633
   Depreciation and amortization                     4,211         5,102         3,542
   Restructuring (recovery) charge (Note 16)         (394)         2,867             -
   Write-down of intangible assets (Note 17)         8,096             -             -
   Prior years' investment tax credits
      not previously recognised (Note 15)                -             -       (4,513)
                                                 ---------     ---------     ---------
                                                    95,721        83,536        51,973
                                                 ---------     ---------     ---------

OPERATING INCOME                                    51,029        26,943        31,386

INVESTMENT AND OTHER INCOME
   Net foreign exchange gains (losses)               1,365         (278)         3,814
   Interest income                                   8,581         4,836         6,819
   Interest expense                                (4,857)             -             -
   (Write-down) gain on investments (Note 18)        (560)       (6,204)         3,366
   Other gains (losses)                              1,813         (169)           233
                                                 ---------     ---------     ---------

INCOME BEFORE INCOME TAXES                          57,371        25,128        45,618
                                                 ---------     ---------     ---------

(PROVISION FOR) RECOVERY OF  INCOME TAXES
(Note 19)                                         (22,696)      (12,723)        32,136
                                                 ---------     ---------     ---------

NET INCOME                                        $ 34,675     $  12,405     $  77,754
                                                 =========     =========     =========

NET INCOME PER COMMON SHARE

   Basic                                           $  0.50     $    0.18      $   1.15
   Diluted                                         $  0.50     $    0.18      $   1.13
                                                 ---------     ---------     ---------

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING (IN THOUSANDS)

   Basic                                            68,733        68,228        67,832
   Diluted                                          68,972        68,432        68,548
                                                 ---------     ---------     ---------

See the accompanying Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31,                              2003         2002        2001
-----------------------                              ----         ----        ----
(In accordance with Canadian generally
accepted  accounting principles)
(In thousands of United States dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                   $ 34,675     $ 12,405   $  77,754
   Adjustments to reconcile net income to
   net cash by operating activities
       Depreciation and amortization               4,211        5,102       3,542
       Write-down (gain) on investments              560        6,204     (3,366)
       (Note 18)
       Amortization of deferred financing            397            -           -
       expenses
       Implied interest on convertible debt        2,498            -           -
       Unrealized foreign exchange gains         (6,396)        (566)     (1,065)
       Future income tax expenses (recovery)      22,696       12,723    (32,136)
          (Note 19)
       Benefit of investment tax credits         (2,244)      (2,108)     (6,296)
         included in operating expenses
       Write-down on intangibles assets            8,096            -           -
       Restructuring (recovery) charge             (394)        2,631           -
   Changes in non-cash operating assets and
   liabilities
       Accounts receivable                         1,254      (3,314)    (14,412)
       Other assets                                3,984      (3,916)     (3,980)
       Inventories                                 2,167        7,872     (7,204)
       Accounts payable                          (1,038)        (341)       (258)
       Accrued restructuring charge (Note 16)    (2,437)            -           -
       Other accrued liabilities                   5,203        (654)       3,581
       Deferred revenue                          (8,251)        5,031       6,102
                                               ---------    ---------   ---------

                                                  64,981       41,069      22,262
                                               ---------    ---------   ---------

CASH PROVIDED BY (USED IN) INVESTING
ACTIVITIES
   Short-term investment securities            (127,719)       15,907    (88,088)
   Purchase of  investments                            -            -     (7,331)
   Purchase of property and equipment            (5,683)      (2,242)     (3,628)
   Proceeds from sale of investment                    -            -      11,545
   Purchase of development and marketing
       rights                                          -            -     (9,902)
                                               ---------    ---------   ---------
                                               (133,402)       13,665    (97,404)
                                               ---------    ---------   ---------

CASH PROVIDED BY (USED IN) FINANCING
ACTIVITIES
   Long-term debt (net)                          134,179            -           -
   Equity component of long term debt             33,515            -     (8,693)
   Issuance of common shares                       3,903        3,726       2,928
                                               ---------    ---------   ---------

                                                 171,597        3,726     (5,765)
                                               ---------    ---------   ---------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
CASH EQUIVALENTS                                  31,094        (684)     (8,159)
                                               ---------    ---------   ---------

NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS                                      134,270       57,776    (89,066)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR     128,138       70,362     159,428
                                               ---------    ---------   ---------

CASH AND CASH EQUIVALENTS, END OF YEAR         $ 262,408    $ 128,138   $  70,362
                                               ---------    ---------   ---------

SUPPLEMENTARY CASH FLOW INFORMATION:

Interest paid:                                   $   423      $   970     $   418
Income taxes paid:                                     -            -           -
                                               ---------    ---------   ---------

NON-CASH INVESTING AND FINANCING ACTIVITIES:

1. On February 1, 2002, the Company received 135,735 common shares of Diomed Holdings Inc. ("Diomed") and on August 5, 2002, received 696,059 preferred shares of Diomed as part of the consideration received by the Company from the sale of its Optiguide(R) FiberOptics business to Diomed on November 8, 2000. Under the terms of the sale, Diomed elected to settle the amount owing in shares. The Company recorded this investment at a carrying value of $0.7 million and recorded a loss of $0.4 million on settlement of accounts receivable of $1.2 million.

2. A standby letter of credit in the amount of Canadian ("CAD") $2.5 million was issued under the second segment of the Company's unsecured credit facility. This letter of guarantee was security for the final payment of a land purchase and bore interest at 0.7% per annum. During April 2003, the land purchase was completed and the letter of guarantee cancelled.




(In accordance with Canadian generally accepted  accounting principles)

See the accompanying Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                           Common Shares
                                       ------------------------
                                                                                      Equity
                                                                   Cumulative      Component of                      Total
                                                                   Translation     Convertible     Accumulated   Shareholders'
                                       Shares        Amount       Adjustment          Debt          Deficit        Equity
------------------------------------------------------------------------------------------------------------------------------
     (All amounts except share and per share information
     are expressed in thousands of United States dollars)

     Balance at December 31, 2000      67,700,207    $  378,938     $  (13,429)         $      -   $ (132,416)    $  233,093

     Exercise of stock options at
     prices ranging from CAD
     $6.75 to CAD $48.88 per share        290,972         2,928               -                -             -         2,928

     Translation adjustment from
     application of U.S. dollar
     reporting                                  -             -        (14,863)                -             -      (14,863)

     Net income                                 -             -               -                -        77,754        77,754
------------------------------------------------------------------------------------------------------------------------------

     Balance at December 31, 2001      67,991,179    $  381,865     $  (28,292)         $      -    $ (54,662)    $  298,911

     Exercise of stock options at
     prices ranging from CAD
     $9.28 to CAD $39.23 per share        416,574         3,726               -                -             -         3,726

     Translation adjustment from
     application of U.S. dollar
     reporting                                  -             -           3,596                -             -         3,596

     Net income                                 -             -               -                -        12,405        12,405
------------------------------------------------------------------------------------------------------------------------------

     Balance at December 31, 2002      68,407,753    $  385,591     $  (24,697)         $      -    $ (42,257)    $  318,637


     EXERCISE OF STOCK OPTIONS AT
     PRICES RANGING FROM CAD
     $9.28 TO CAD $23.50  PER
     SHARE                                484,274         3,911               -                -             -         3,911

     TRANSLATION ADJUSTMENT FROM
     APPLICATION OF U.S. DOLLAR
     REPORTING                                  -             -          73,690                -             -        73,690

     EQUITY COMPONENT OF
     CONVERTIBLE DEBT                           -             -               -           33,500             -        33,500

     Net income                                 -             -               -                -        34,675        34,675
------------------------------------------------------------------------------------------------------------------------------

     BALANCE AT DECEMBER 31, 2003      68,892,027    $  389,502       $  48,993        $  33,500     $ (7,582)    $  464,413
------------------------------------------------------------------------------------------------------------------------------

See the accompanying Notes to the Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

    The Company is a global bio-pharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies to treat eye diseases, cancer and dermatological conditions. The Company is a pioneer in the field of photodynamic therapy ("PDT"). PDT is a minimally invasive medical procedure utilizing photosensitizers (light-activated drugs) to treat a range of diseases associated with rapidly growing tissue.


    1.   BASIS OF PRESENTATION

    These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). The Company also prepares its consolidated financial statements in accordance with U.S. GAAP. Consolidated financial statements in U.S. GAAP are included as part of the Company's 2003 Annual Report on Form 10-K. All amounts herein are expressed in United States dollars unless otherwise noted.


    2.   PRINCIPLES OF CONSOLIDATION


    These consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated. All of the Company's subsidiaries are inactive.

    The long-term investment in NS & QLT Technologies ("NSQ") in which the Company exercised joint control was recorded using the proportionate consolidation method whereby the Company consolidates its proportionate share of the investee's assets, liabilities, revenues, expenditures and cash flows. In December 2002, dissolution procedures for NSQ were commenced and NSQ's remaining assets have been distributed back to its shareholders. The Company does not currently have any investments accounted for using the proportionate consolidation method.


    3.   SIGNIFICANT ACCOUNTING POLICIES

    Use of Estimates
    ----------------
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods presented. Significant estimates are used for, but not limited to, provisions for non-completion of inventory, assessment of the net realizable value of long-lived assets, accruals for contract manufacturing and research and development agreements, allocation of costs to manufacturing under a standard costing system, taxes and contingencies. Actual results may differ from estimates made by management.


    Reporting Currency and Foreign Currency Translation
    ---------------------------------------------------
    Effective December 31, 2002 the Company changed its reporting currency to the U.S. dollar from the Canadian dollar in order to provide information on a more comparable basis with the majority of the companies in the Company's peer group. The consolidated financial statements of the Company are translated into U.S. dollars using the current rate method. Assets and liabilities are translated at the rate of exchange prevailing at the balance sheet date. Shareholders' equity is translated at the applicable historical rates. Revenue and expenses are translated at a weighted average rate of exchange for the respective years. Translation gains and losses are included as part of the cumulative foreign currency translation adjustment, which is reported as a component of shareholders' equity under accumulated other comprehensive income (loss). The Company retained the Canadian dollar as its functional currency.

    The financial information for the year ended December 31, 2001 is presented in U.S. dollars as if the U.S. dollar had been used as the reporting currency during that period.

    (In accordance with Canadian generally accepted accounting principles)

    Segmented Information
    ---------------------
    The Company is considered to operate in one industry segment and currently generates revenue from a single pharmaceutical product, Visudyne.

    Cash, Cash Equivalents and Short-term Investment Securities
    -----------------------------------------------------------
    Cash equivalents include highly liquid investments with insignificant interest rate risk and original maturities of three months or less at the date of purchase. Investments with maturities between three months and one year at the date of purchase are considered to be short-term investment securities. Short-term investment securities consist primarily of investment-grade commercial paper (R-1 DBRS rating), bankers' acceptances and certificates of deposit. All short-term investment securities are carried at cost plus accrued interest which, due to the short-term maturity of these financial instruments, approximates their fair value.

    Inventories
    -----------
    Raw materials and supplies inventories are carried at the lower of actual cost and net realizable value. Finished goods and work-in-process inventories are carried at the lower of weighted average cost and net realizable value. The Company records a provision for non-completion of product inventory to provide for potential failure of inventory batches in production to pass quality inspection. The provision is calculated at each stage of the manufacturing process. The Company estimates its non-completion rate based on past production and adjusts its provision quarterly based on actual production volume. A batch failure may utilize a significant portion of the provision as a single completed batch currently costs between $1.0 million and $1.7 million, depending on the stage of production.

    Long-term Investments
    ---------------------
    Investments in affiliates where the Company exercises significant influence and/or has an ownership interest from 20% to 50% are accounted for using the equity method. Other long-term investments are recorded at cost less provision for impairment. The Company reviews its long-term investments for indications of impairment by reference to anticipated cash flows expected to result from the investment, the results of operations and financial position of the investee and other evidence of the net realizable value of the investment. Whenever events or changes in circumstances indicate that the carrying amount may not be recoverable and this condition is determined to be other than temporary, the investment is written down to its estimated net realizable value and the resulting losses are recognized in income in the period.

    Property and Equipment
    ----------------------
    During the first quarter of 2003 the Company reviewed its intended use of property and equipment and adopted the straight-line method for all newly acquired property and equipment beginning in 2003. The Company retains the declining balance method for all property and equipment acquired prior to 2003.

    Property and equipment are recorded at cost and amortized as follows:

                                                       Method              Rates             Method           Years
                                                       ------              -----             ------           -----
    Buildings                                         Declining balance     4%
    Office furnishings, fixtures and other            Declining balance     20%         or    Straight-line    5
    Research and commercial manufacturing equipment
    and computer operating system                     Declining balance     20%         or    Straight-line    5
    Computer hardware                                 Declining balance     30%         or    Straight-line    3

    Long-term debt
    --------------
    The convertible senior notes are a compound financial instrument. Accordingly, the fair value of the conversion privilege forming part of the note has been classified as part of shareholders' equity with the balance of the proceeds classified as a financial liability. The carrying value of the financial liability is being accreted to the principal amount as additional interest expense over the term of the note.

    Intangible Assets
    -----------------
    Licenses, rights and other intangibles were recorded at cost less provision for impairment and were amortized on a straight-line basis over their estimated useful lives. The Company performed periodic evaluations of its intangible assets to assess for indications of impairment. During 2003, the Company's intangible assets were written down due to impairment. (See Note 17 - (Write-down) Gain on Investments).

    (In accordance with Canadian generally accepted accounting principles)

    Revenue Recognition
    -------------------
    Under the terms of the Company's collaborative agreement with Novartis Ophthalmics, a division of Novartis Pharma AG ("Novartis Ophthalmics"), the Company is responsible for manufacturing and product supply and Novartis Ophthalmics is responsible for marketing and distribution of Visudyne. Our agreement with Novartis Ophthalmics provides that the calculation of total revenue for the sale of Visudyne be composed of three components: (1) an advance on the cost of inventory sold to Novartis Ophthalmics, (2) an amount equal to 50% of the profit that Novartis Ophthalmics derives from the sale of Visudyne to end-users, and (3) the reimbursement of other specified costs incurred and paid for by the Company (See Note 13 - Revenue from Visudyne). The Company recognizes revenue from the sale of Visudyne when persuasive evidence of an arrangement exists, delivery to Novartis has occurred, the end selling price of Visudyne is fixed or determinable, and collectibility is reasonably assured. Under the calculation of total revenues noted above, this occurs upon "sell through" to the end user.

    Contract research and development revenues consist of non-refundable research and development funding under collaborative agreements with the Company's various strategic partners, including (but not limited to) Novartis Ophthalmics. Contract research and development funding generally compensates the Company for discovery, preclinical and clinical expenses related to the collaborative development programs for certain products and product candidates of the Company, and is recognized as revenue at the time research and development activities are performed under the terms of the collaborative agreements. Amounts received under the collaborative agreements are non-refundable even if the research and development efforts performed by the Company do not eventually result in a commercial product. Contract research and development revenues earned in excess of payments received are classified as contract research and development receivables. (See Note 4 - Accounts Receivable and Note 14 - Contract Research and Development).

    The Company does not offer rebates or discounts and has not experienced any material product returns; accordingly, the Company does not provide an allowance for rebates, discounts, and returns.

    Cost of Sales
    -------------
    Cost of sales, consisting of expenses related to the production of bulk Visudyne sold to Novartis Ophthalmics and royalties on Visudyne sales, are charged against earnings in the period of the related product sale by Novartis Ophthalmics to third parties. The Company utilizes a standard costing system, which includes a reasonable allocation of overhead expenses, to account for inventory and cost of sales with adjustments being made periodically to reflect current conditions. Overhead expenses comprise direct and indirect support activities related to the manufacture of bulk Visudyne and involve costs associated with activities such as quality inspection, quality assurance, supply chain management, safety and regulatory. Overhead expenses are allocated to inventory during each stage of the manufacturing process under a standard costing system, and eventually to cost of sales as the related products are sold by Novartis Ophthalmics to third parties. The Company records a provision for the non-completion of product inventory based on its history of batch completion.

    Stock-Based Compensation
    ------------------------
    The Company has adopted the initial recommendations of the CICA Handbook
    Section 3870, Stock-Based Compensation and Other Stock-Based Payments, ("Section 3870") effective January 1, 2002. This section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. Initially the standard encouraged the use of a fair value based method for all awards granted to employees, but only required the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that an entity has the ability to settle in stock are recorded as equity, whereas awards that the entity is required to or has a practice of settling in cash are recorded as liabilities. The Company has adopted the disclosure only provision for stock options granted to employees and directors, as permitted by Section 3870.

    In November 2003, Section 3870 was amended to require that all stock-based compensation be expensed when granted, using a fair value based method of accounting for all rewards outstanding at the start of the first fiscal year beginning on or after January 1, 2002. The Company has adopted the new recommendations effective January 1, 2004.

    (In accordance with Canadian generally accepted accounting principles)

    Research and Development
    ------------------------
    Research and development costs consist of direct and indirect expenditures, including a reasonable allocation of overhead expenses, associated with the Company's various research and development programs. Overhead expenses comprise general and administrative support provided to the research and development programs and involve costs associated with support activities such as facility maintenance, utilities, office services, information technology, legal, accounting and human resources. Research and development costs are expensed as incurred, net of related tax credits, unless they meet generally accepted accounting criteria for deferral and amortization. Patent application, filing and defense costs are expensed as incurred and included in general and administrative expenses.

    Income Taxes
    ------------
    Income taxes are reported using the asset and liability method, whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards using applicable enacted or substantially enacted tax rates. An increase or decrease in these tax rates will increase or decrease the carrying value of future net tax assets resulting in an increase or decrease to net income. A valuation allowance is provided when it is more likely than not that a deferred tax asset may not be realized.

    Derivative Financial Instruments
    --------------------------------
    The Company enters into foreign exchange contracts to manage exposure to currency rate fluctuations related to its expected future net earnings and cash flows. The Company does not engage in speculative trading of derivative financial instruments. The foreign exchange contracts are not designated as hedging instruments and as a result all foreign exchange contracts are marked to market and the resulting gains and losses are recorded in the statement of income in each reporting period. Details of foreign exchange contracts outstanding at December 31, 2003 are described in Note 18.

    Legal Proceedings
    -----------------
    The Company is involved in a number of legal actions, the outcomes of which are not within the Company's complete control and may not be known for prolonged periods of time. In these legal actions, the claimants seek damages, as well as other relief, which, if granted, would require significant expenditures. The Company records a liability in the consolidated financial statements for these actions when a loss is known or considered probable and the amount can be reasonably estimated. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in the consolidated financial statements. The Company's potentially material legal proceedings are discussed in Note 23 to the consolidated financial statements. As of December 31, 2003, no reserve has been established related to these proceedings.

    Net Income Per Common Share
    ---------------------------
    Basic net income per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed in accordance with the treasury stock method which uses the weighted average number of common shares outstanding during the period and also includes the dilutive effect of potentially issuable common stock from outstanding stock options and convertible debt.

    The following table sets out the computation of basic and diluted net income per common share:

          (In thousands of United States dollars, except per share
          data)                                                                   2003         2002         2001
    --------------------------------------------------------------------------------------------------------------
          Numerator:
               Net Income                                                      $34,675     $12,405       $77,754
                                                                              ====================================
          Denominator:
               Weighted-average common shares outstanding                      68,733        68,228       67,832
               Effect of dilutive securities:
                    Stock options                                                239            203          716
                                                                              ------------------------------------

               Diluted weighted-average common shares outstanding              68,972        68,432       68,548
                                                                              ====================================

          Basic net income per common share                                    $ 0.50        $ 0.18     $   1.15
          Diluted net income per common share                                  $ 0.50        $ 0.18     $   1.13

    (In accordance with Canadian generally accepted accounting principles)

     The effect of approximately 9,692,637 shares related to the assumed conversion of the $172.5 million 3% convertible senior notes (as described in Note 11) has been excluded from the computation of diluted earnings per share for the year ended December 31, 2003 as none of the conditions that would permit conversion have been satisfied.

     In addition to excluding the effect of the assumed conversion of the convertible senior notes, also excluded from the calculation of diluted net income per common share for the year ended December 31, 2003 were 6,290,893 shares (in 2002 - 7,334,365 shares, in 2001 - 4,965,562 shares) of common stock from stock options because their effect was anti-dilutive.

     Reclassification

     Certain comparative figures have been reclassified to conform with the current year's presentation.

     4.   ACCOUNTS RECEIVABLE

     (In thousands of United States dollars)                2003           2002
     ---------------------------------------                ----           ----
     Visudyne(R)                                          $34,035        $28,636
     Contract research and development                      1,032          1,128
     Trade and other                                          328            422
                                                          -------        -------
                                                          $35,395        $30,186
                                                          =======        =======

     Accounts receivable - Visudyne represents amounts due from Novartis Ophthalmics and consists of the Company's 50% share of pre-tax profit on sales of Visudyne, amounts due from the sale of bulk Visudyne to Novartis Ophthalmics and reimbursement of specified royalty and other costs. The Company has not, in the past, experienced bad debts. Based on this history and because the Company's accounts receivable consists primarily of receivables from its strategic partner, Novartis Ophthalmics, the Company does not provide an allowance for doubtful accounts.

     5.     INVENTORIES

     (In thousands of United States dollars)                  2003          2002
     ---------------------------------------                  ----          ----
     Raw materials and supplies                             $  2,066      $  1,706
     Work-in-process                                          24,660        22,057
     Finished goods                                               82         1,801
     Provision for non-completion of product inventory            --        (1,664)
                                                            --------      --------
                                                            $ 26,808      $ 23,900
                                                            ========      ========

     The Company records a provision for non-completion of product inventory to provide for potential failure of inventory batches in production to pass quality inspection. The entire provision for non-completion of product inventory of $2.7 million was utilized for inventory batches in production which did not pass quality inspection during November 2003. The Company had not previously experienced inventory spoilage. Based on this history, inventory turnover, and expected sales, the Company believes that at this time the risk of inventory obsolescence is negligible. Accordingly, the Company has not established any reserve for obsolescence






(In accordance with Canadian generally accepted accounting principles)

     6.   OTHER

          (In thousands of United States dollars)                   2003         2002
          ---------------------------------------                   ----         ----
          Inventory in transit (held by Novartis Opthalmics)      $10,122      $11,993
          Foreign exchange contracts                                4,447           --
          Prepaid expenses and other                                1,581        1,317
                                                                  -------      -------

                                                                  $16,150      $13,310
                                                                  =======      =======


     Inventory in transit comprises finished goods that have been shipped to and are held by Novartis Ophthalmics. Under the terms of the Company's collaborative agreement, upon delivery of inventory to Novartis Ophthalmics, the Company is entitled to an advance equal to the Company's cost of inventory. The inventory in transit is also included in deferred revenue at cost, and will be recognized as revenue in the period of the related product sale and delivery by Novartis Ophthalmics to third parties, where collection is reasonably assured.

     7.   PROPERTY AND EQUIPMENT

                                                                                       2003            2002
                                                                                    ----------      ----------
                                                                   Accumulated         Net             Net
     (In thousands of United States dollars)           Cost        Amortization     Book Value      Book Value
     ---------------------------------------           ----        ------------     ----------      ----------
     Buildings                                       $29,227         $ 3,567         $25,660         $20,509
     Office furnishings, fixtures, and other           5,009           2,900           2,109           2,018
     Research equipment                                8,148           5,183           2,965           2,555
     Commercial manufacturing equipment                2,551           1,420           1,131           1,093
     Computer hardware and operating system           13,313           6,736           6,577           5,123
     Land                                              4,820              --           4,820           3,983
                                                     -------         -------         -------         -------
                                                     $63,068         $19,806         $43,262         $35,281
                                                     =======         =======         =======         =======



     8.   OTHER LONG-TERM ASSETS

     (In thousands of United States dollars)                 2003          2002
     ---------------------------------------                 ----          ----
     Deferred financing expenses                            $4,784        $   --
     Axcan Pharma Inc.                                          --         2,359
     Diomed Holdings, Inc.                                     257           679
     Other                                                     848         1,132
                                                            ------        ------
                                                            $5,889        $4,170
                                                            ======        ======

     Deferred financing expenses represent total debt issue costs of $4.9 million related to the convertible senior notes (See Note 11 - Long Term
     Debt), less amortization of $0.2 million. Deferred financing expenses are being amortized over 5 years commencing August 2003. The long-term receivable from Axcan represents the present value of a $2.5 million receivable relating to the sale of Photofrin (see Note 17 - (Write-down) Gain on Investments) which does not bear interest and was received in cash during 2003. The long-term investment in Diomed Holdings, Inc. represents the restricted Class A Convertible Preferred Stock the Company received as consideration for the sale of the Company's Optiguide fiber optic business to Diomed Holdings, Inc. and was converted to Diomed Holdings Inc. common shares during 2003 (see Note 17 - (Write-down) Gain on Investments). Other long-term investments consist principally of long-term employee loans which are non-interest bearing with terms ranging from one to five years, and which will be forgiven if certain conditions are met.





(In accordance with Canadian generally accepted accounting principles)

     9.   CREDIT FACILITY

     During 2003 the Company maintained a CAD $3.5 million unsecured credit facility agreement. A segment of this facility was structured as a CAD $1.0 million revolving demand loan which bore interest at the bank's prime rate for Canadian dollar drawdowns and the U.S. base rate for U.S. dollar drawdowns. As at December 31, 2003, no amount was drawn against this portion of the facility. The company terminated the unsecured credit facility agreement subsequent to December 31, 2003.

     10.  OTHER ACCRUED LIABILITIES

     (In thousands of United States dollars)                2003           2002
     ---------------------------------------                ----           ----
     Royalties                                            $ 2,470        $ 2,025
     Compensation                                           5,325          3,557
     Foreign exchange contracts                             3,589            706
     Manufacturing                                             --            568
     Interest                                               2,132            171
     Other                                                     58             --
                                                          -------        -------
                                                          $13,574        $ 7,027
                                                          =======        =======



     11.  LONG TERM DEBT

     In August of 2003 the Company completed a private placement of $172.5 million aggregate principal amount of convertible senior notes due in 2023. The notes bear interest at 3% per annum, payable semi-annually beginning March 15, 2004.

     The notes are being accounted for in accordance with their substance and are presented in the financial statements in their component parts, measured at their respective fair values at the time of issue. An amount of $139 million was included in long term debt as the liability component of convertible debt, and was calculated as the present value of the required interest and principal payments discounted at a rate approximating the interest rate that would have been applicable to non-convertible debt at the time the notes were issued. An amount of $33.5 million, representing the estimated value of the right of conversion, was included in shareholders' equity as the equity component of convertible debt and was calculated as the difference between the debt component and the face value of the notes. Interest expense for the notes comprised the interest calculated on the face value of the convertible notes plus a notional interest amount of $2.5 million, representing the accretion of the carrying value of the notes.

     The convertible senior notes are convertible at the option of the holders into common shares at the conversion rates referred to below only in the following circumstances: (i) if the Company's common share price, calculated over a specified period, has exceeded 120% of the effective conversion price of the convertible senior notes; (ii) if the trading price of the convertible senior notes over a specified period has fallen below 95% of the amount equal to the Company's then prevailing common share price times the applicable conversion rate; (iii) if, subject to certain exceptions, the convertible senior notes are called for redemption; or (iv) if specified corporate transactions were to occur. The notes are convertible into common shares of the Company, at an initial conversion rate of 56.1892 shares per $1,000 principal amount of notes, which represents a conversion price of approximately $17.80 per share.

     The Company has the right to redeem the convertible senior notes for cash at any time on or after September 15, 2008. The Company also has the option at any time to redeem for cash all, but not less than all, of the notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, the redemption date, in the event of certain changes to Canadian withholding tax requirements. Holders of the convertible senior notes have the right to require the Company to redeem these notes, for cash, at their issue price plus accrued interest on September 15 in each of 2008, 2013, and 2018. On the occurrence of certain events, such as a change in control or termination of trading, holders of the notes may require the Company to repurchase all or a portion of their notes






(In accordance with Canadian generally accepted accounting principles) for cash at a price equal to the principal amount plus accrued unpaid interest to, but excluding, the repurchase date. The notes also become immediately due and payable upon certain events of default by the Company.

     The notes are senior unsecured obligations and rank equally with all of the Company's future senior unsecured indebtedness. The notes are effectively subordinated to all of the Company's future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables.

     12.  SHARE CAPITAL

          (a)  Authorized Shares

          There were no changes to the authorized share capital of the Company during the three-year period ended December 31, 2003.

          (b)  Share Buy-Back Program

          On August 11, 2003 the Company announced a share buy-back program. The share purchases will be made as a normal course issuer bid; the Company may purchase for cancellation up to a maximum of 5,000,000 common shares, being approximately 7.32% of the public float of 68,338,072 common shares on August 11, 2003. All purchases will be effected in the open market through the facilities of The Toronto Stock Exchange and the Nasdaq National Market, in accordance with all regulatory requirements, and will be effected during the period commencing August 13, 2003 and ending August 12, 2004. As of December 31, 2003, the Company has not purchased any of its common shares as part of this program.

          (c)  Shareholder Protection Rights Plan

               Effective March 17, 2002 the Company adopted a Shareholder Rights Plan, which was then amended and restated effective April 8, 2002 (the "Rights Plan"), and approved, as amended, by the shareholders of the Company on April 25, 2002. The Rights Plan replaced the shareholder rights plan (the "Initial Rights Plan") that was initially adopted by the Company on March 17, 1992, confirmed by shareholders on April 28, 1992, amended March 31, 1997 and re-confirmed, as amended, by shareholders on May 12, 1997. The Initial Rights Plan expired on March 17, 2002. The Rights Plan will remain in effect, unless earlier terminated pursuant to its terms, until the 2005 annual meeting of shareholders, and, if reconfirmed at the 2005 annual meeting, the Rights Plan will remain in effect until the 2008 annual meeting of shareholders. Under the Rights Plan, holders of common shares are entitled to one share purchase right for each common share held. Generally, if any person or group makes a take-over bid, other than a bid permitted under the Rights Plan (a "Permitted Bid") or acquires beneficial ownership of 20% or more of the Company's outstanding common shares without complying with the Rights Plan, the Rights Plan will entitle the holders of share purchase rights to purchase, in effect, common shares of the Company at 50% of the prevailing market price. A take-over bid for the Company can avoid the dilutive effects of the share purchase rights, and therefore become a Permitted Bid, if it complies with provisions of the Rights Plan or if it is expressly approved by the Board of Directors.

          (d)  Stock Options

               The Company has in place three incentive stock option plans which are described below. At present the Company may only grant options from one of these plans, namely the 2000 Incentive Stock Option Plan (the "2000 Plan"). The other plans remain in place for so long as options previously granted under those plans remain outstanding. The 2000 Plan provides for the grant of options to purchase common shares to directors, officers and employees of the Company, or any of its subsidiaries, to provide incentive to develop the growth of the Company. The 2000 Plan is administered by the Executive Compensation Committee (the "Committee") appointed by the Board of Directors. Since 2001, vesting of stock options for all employees and directors, which is at the discretion of the Committee, has occurred ratably over three years.







(In accordance with Canadian generally accepted accounting principles)

          (i)  1998 Incentive Stock Option Plan ("1998 Plan")

               The 1998 Plan, which provided for the issuance of up to 5,000,000 common shares, was approved by shareholders in May 1998. The maximum term of any option granted under the 1998 Plan is five years. Under this Plan, the exercise price of an option was set by the Committee at the time of granting and could not be less than the fair market price of the common shares on the date of the granting. No option could be granted under the 1998 Plan if it would have resulted in the optionee holding options or rights to acquire in excess of 5% of the issued and outstanding common shares (on a non-diluted basis). The 1998 Plan automatically terminated on February 10, 2003 but options granted before the termination of the 1998 Plan may be exercised until they expire in accordance with their original terms. At December 31, 2003, options to purchase an aggregate total of 1,953,614 common shares were outstanding under the 1998 Plan and exercisable in the future at prices ranging between CAD $12.10 and CAD $51.50 per common share.

          (ii) 2000 Incentive Stock Option Plan

               The 2000 Plan, which provides for the issuance of up to 5,000,000 common shares, was approved by shareholders on May 5, 2000. On April 25, 2002, at the Annual General Meeting of the Company, the shareholders passed a resolution approving an amendment to the 2000 Plan by increasing the maximum number of common shares issuable under the Plan to 7,000,000 common shares. The 2000 Plan is to replace the 1995 Plan and the 1998 Plan. A guideline currently set in place by the Committee is for the maximum term of any option granted under the 2000 Plan not to exceed five years, subject to the right of the Committee to extend the term in certain circumstances. The exercise price of an option granted is set by the Committee at the time of granting and may not be less than the fair market price of the common shares on the date of the granting. No option may be granted under the 2000 Plan if it would result in the optionee holding options or rights to acquire in excess of 5% of the issued and outstanding common shares (on a non-diluted basis). The Committee may suspend, amend, or terminate the 2000 Plan at any time without notice, provided that no outstanding option is adversely affected thereby. The 2000 Plan will automatically terminate on March 1, 2010, unless it has previously been terminated by the Committee, but options granted before termination of the 2000 Plan may be exercised until they expire in accordance with their original terms. At December 31, 2003, options to purchase an aggregate total of 5,283,010 common shares were outstanding under the 2000 Plan and exercisable in the future at prices ranging between CAD $12.93 and CAD $108.60 per common share.











(In accordance with Canadian generally accepted accounting principles)

     Stock option activity with respect to all of the Company's stock option plans is presented below:

                                                                 Exercise Price
     (In Canadian dollars)                   Number of Shares    Per Share Range
     ---------------------                   ----------------    ---------------
     Outstanding at December 31, 2000            5,493,307       $ 4.56 - 108.60

          Granted                                3,381,707        31.40 - 108.60
          Exercised                               (290,972)        6.75 -  48.88
          Cancelled                               (431,646)        4.56 - 108.60
                                                ----------       ---------------

     Outstanding at December 31, 2001            8,152,396       $ 9.28 - 108.60

          Granted                                1,047,862        12.93 -  39.23
          Exercised                               (416,574)        9.28 -  39.23
          Cancelled                               (982,446)       13.78 - 108.60
                                                ----------       ---------------

     Outstanding at December 31, 2002            7,801,238       $ 9.28 - 108.60

          Granted                                1,005,322        12.10 -  18.36
          Exercised                               (484,274)        9.28 -  23.50
          Cancelled                             (1,085,662)        9.28 - 108.60
                                                ----------       ---------------

     Outstanding at December 31, 2003            7,236,624       $12.10 - 108.60
                                                ----------       ---------------


     The weighted average exercise price of outstanding options as at December 31, 2003 and December 31, 2002 are CAD $47.82 and CAD $50.85, respectively (U.S.$36.88 and U.S.$39.22, respectively).

     Additional information relating to stock options outstanding as of December 31, 2003, is presented below:

     (In Canadian dollars)              Options Outstanding                   Options Exercisable
     ---------------------   -----------------------------------------    ---------------------------
                                                            Weighted
                                                            Average
                                             Weighted      Remaining                      Weighted
                             Number of       Average      Contractual     Number of       Average
     Price Range              Options     Exercise Price  Life (Years)     Options     Exercise Price
     -----------              -------     --------------  ------------     -------     --------------
     Under $17.50              940,981      $   13.42           4.20        221,335      $   13.38
     $17.51- $25.00            847,578          22.54           3.35        471,341          22.68
     $25.01- $37.50          1,481,211          31.38           1.64      1,293,797          31.33
     $37.51- $50.00          2,323,929          41.49           1.99      2,071,602          41.88
     Over $50.00             1,642,925         104.34           1.36      1,639,425         104.40
                             ---------                                    ---------
                             7,236,624                                    5,697,500
                             =========                                    =========


     The number of options issued and outstanding under all plans at any time is limited to 15% of the number of issued and outstanding common shares of the Company. As of December 31, 2003 the number of options issued and outstanding under all plans was 11% of the issued and outstanding common shares.

     The following pro forma financial information presents the net income and net income per common share had the Company recognized stock-based compensation using a fair value based accounting method:



(In accordance with Canadian generally accepted accounting principles)

     (In thousands of United States dollars
     except per share information)                           2003             2002             2001
     -----------------------------                           ----             ----             ----
     Net Income (Loss)
       As reported                                        $   34,675       $   12,405       $   77,754
         Add: Employee stock option expense                       --               --               --
         Less: Additional employee compensation
               expense under the fair value method           (18,766)         (25,525)         (25,667)
                                                          ----------       ----------       ----------
         Pro forma                                        $   15,909       $  (13,120)      $   52,087
                                                          ----------       ----------       ----------
       Basic net income (loss) per common share
         As reported                                      $     0.50       $     0.18       $     1.15
         Pro forma                                              0.23            (0.19)      $     0.77
                                                          ----------       ----------       ----------


       Diluted net income (loss) per share
         As reported                                      $     0.50       $     0.18       $     1.13
         Pro forma                                              0.23            (0.19)      $     0.76
                                                          ----------       ----------       ----------


     The pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years.

     The Black-Scholes option pricing model was developed for use in estimating the value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions including the expected stock price volatility. The Company uses projected data for expected volatility and expected life of its stock options based upon historical and other economic data trended into future years. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the estimate, in management's opinion, the existing valuation models do not provide a reliable measure of the fair value of the Company's employee stock options.

     The weighted average fair value of stock options granted in 2003 was CAD $4.36 whereas the 2002 and 2001 options were valued at CAD $11.82 and CAD $18.16 respectively. The Company used the Black-Scholes option pricing model to estimate the value of the options at each grant date, under the following weighted value average assumptions:

                                                 2003         2002         2001
                                                 ----         ----         ----
        Annualized Volatility                    63.4%        83.1%        81.1%
        Risk-free Interest Rate                   3.3%         4.4%         4.8%
        Expected Life (Years)                     2.5          2.5          2.5


(In accordance with Canadian generally accepted accounting principles)

     13.  REVENUE FROM VISUDYNE(R)


     Under the terms of the Company's collaborative agreement with Novartis Ophthalmics, the Company is responsible for manufacturing and product supply and Novartis Ophthalmics is responsible for marketing and distribution of Visudyne.

     The Company's Revenue from Visudyne was determined as follows:

       (In thousands of United States dollars)                  2003            2002            2001
       ---------------------------------------                  ----            ----            ----
       Visudyne(R) sales by Novartis Ophthalmics             $ 356,948       $ 287,098       $ 223,343


       Less: Marketing and distribution costs                 (110,958)       (107,293)        (87,622)
       Less: Inventory costs                                   (22,624)        (16,424)        (12,848)
       Less: Royalties                                          (8,082)         (6,604)         (5,218)
                                                             ---------       ---------       ---------
                                                             $ 215,284       $ 156,777       $ 117,656
                                                             =========       =========       =========

       QLT share of remaining revenue on final sales by
       Novartis Opthalmics (50%)                             $ 107,642       $  78,388       $  58,828
       Add: Inventory costs reimbursed to QLT                   19,757          13,574          10,263
       Add: Royalties reimbursed to QLT                          8,082           6,604           5,218
       Add: Other costs reimbursed to QLT                        6,644           5,521           5,213
                                                             ---------       ---------       ---------
       Revenue from Visudyne(R) as reported by QLT           $ 142,125       $ 104,087       $  79,522
                                                             =========       =========       =========

     For the year ended December 31, 2003 approximately 51% (2002 - 59%, 2001 - 63%) of total Visudyne sales were in the United States, with Europe and other markets responsible for the remaining 49% (2002 - 41%, 2001 - 37%).

     14.  CONTRACT RESEARCH AND DEVELOPMENT

     The Company receives non-refundable research and development funding from Novartis Ophthalmics and other strategic partners, which is recorded as contract research and development revenue. Details of the Company's contract research and development revenue are as follows:

         (In thousands of United States dollars)       2003        2002        2001
         ---------------------------------------       ----        ----        ----
         Visudyne(R) ocular programs                  $2,527      $2,475      $2,503
         Visudyne(R) dermatology programs              1,062       2,745       1,318
         Tariquidar  programs                          1,000       1,000          --
         Others                                           36         172          16
                                                      ------      ------      ------
         Contract research & development revenue      $4,625      $6,392      $3,837
                                                      ======      ======      ======


     15.  INVESTMENT TAX CREDITS

     Investment tax credits for the years ended December 31, 2003 and 2002 of $2.2 million and $2.1 million, respectively, have been applied as a reduction of research and development expenditures in the consolidated statement of income. Investment tax credits of approximately $4.5 million are disclosed separately in the 2001 consolidated statement of income and represent the tax benefit expected to be received from investment tax credits relating to research and development expenditures prior to 2001, which the Company has concluded are more likely than not to be realized.


(In accordance with Canadian generally accepted accounting principles)

     16.  RESTRUCTURING CHARGE

     In the fourth quarter of 2002 the Company restructured its operation to reduce operating expenses and concentrate its resources on key product development programs and business initiatives. The Company reduced its overall headcount by 62 people or 17%. The Company provided affected employees with severance and support to assist with outplacement. As a result, the Company recorded a $2.9 million restructuring charge in the fourth quarter of 2002 related to severance and termination costs. During the second quarter of 2003, the Company reassessed its restructuring reserve based on expected remaining cash outlays for severance, termination benefits and other related costs, and accordingly reduced the reserve by $0.4 million. As of December 31, 2003 the Company has substantially completed all activities associated with the restructuring, the details of which are as follows:

                                                                                 Reduction of
     (In thousands                                                                 accrued
     of United               November      Cash      December 31,     Cash      restructuring  December 31,
     States dollars)           2002      payments*       2002       payments*       charge         2003
     ---------------           ----      ---------       ----       ---------       ------         ----
     Severance and
       Termination
       benefits accrued      $ 2,205      $   224      $ 1,981       $(1,981)      $    --       $    --
     Other related
       expenses accrued          655            5          650          (256)         (394)           --
                             -------      -------      -------       -------       -------       -------
                             $ 2,860      $   229      $ 2,631       $(2,237)      $  (394)      $    --
                             =======      =======      =======       =======       =======       =======

     (*)  These amounts are net of any foreign exchange impact.

     17.  WRITE-DOWN OF INTANGIBLE ASSETS

     During the quarter ended June 30, 2003, the Company discontinued the Phase III tariquidar trials in non-small cell lung cancer following the recommendation of the Independent Data Safety Monitoring Committee. In addition, the Company decided not to enroll new patients in the Phase II refractory breast cancer trial and currently has no specific plans on the clinical development of tariquidar. As a result, the Company wrote off the entire remaining unamortized balance of $7.0 million, net of amortization of $3.0 million, relating to the $10.0 million licensing fee paid to Xenova PLC for the Company's licensing of tariquidar.

     During the quarter ended September 30, 2003, the Company wrote off the entire balance of $1.1 million relating to the signal transduction inhibitors development option acquired from Kinetek Pharmaceuticals Inc. ("Kinetek") as a result of a prolonged period of inactivity in this program, and redeployment of personnel to other programs both within Kinetek and the Company.

     18.  (WRITE-DOWN) GAIN ON INVESTMENTS

    (In thousands of United States dollars)                          2003          2002          2001
    ---------------------------------------                          ----          ----          ----
     Write-down of investment in Diomed Holdings Inc.              $  (560)      $    --       $    --
     Write-down of investment in Kinetek Pharmaceuticals, Inc.          --        (6,204)           --
     Gain on sale of investment in Axcan Pharma Inc.                    --            --         3,366
                                                                   -------       -------       -------

                                                                   $  (560)      $(6,204)      $ 3,366
                                                                   =======       =======       =======

     The Company's investment in Diomed Holdings Inc. was significantly diluted as a result of an equity financing by the investee during the fourth quarter of fiscal 2003, and was also impaired in the amount of $0.6 million to reflect an other than temporary decline in value.

     The Company performed periodic evaluations of its investments to assess for indications of impairment. During the


(In accordance with Canadian generally accepted accounting principles) fourth quarter of fiscal 2002, the Company contracted an impairment assessment by an independent valuation consultant. Based on this assessment and the events affecting Kinetek, the Company wrote down its entire investment in Kinetek shares and recorded a write-down of $6.2 million.

     The Company's investments in Axcan were acquired as part of the consideration received from the sale of worldwide rights to Photofrin to Axcan. The Axcan Series A preferred shares were redeemed on June 8, 2001 by Axcan for an equivalent value of common shares plus a common share dividend totalling $4.5 million in value. In 2001, all of the Axcan common shares were sold for net proceeds of $11.5 million, resulting in a gain on sale of $3.4 million.

     19.  INCOME TAXES

     The components of the provision for (recovery of) income taxes are as follows:

          (In thousands of United States dollars)          2003          2002          2001
          ---------------------------------------          ----          ----          ----
     Provision for future income taxes                   $ 22,404      $ 11,618      $ 19,720
     Increase in (reduction of) valuation allowance           292         1,105       (51,850)
                                                         --------      --------      --------
     Provision for (recovery of) income taxes            $ 22,696      $ 12,723      $(32,136)
                                                         ========      ========      ========

     Differences between the statutory income tax rates applicable to the Company and the Company's effective income tax rate applied to the pre-tax income consist of the following:

          (In thousands of United States dollars)           2003            2002           2001
          ---------------------------------------           ----            ----           ----
     Net income before income taxes                       $ 57,371        $ 25,128       $ 45,618
     Canadian  statutory tax rates                           37.62%          39.62%         44.62%
                                                          --------        --------       --------
     Expected income tax provision                        $ 21,583        $  9,956       $ 20,355
     Accretion expense                                         892              --             --
     Increase in (reduction of ) valuation allowance           292           1,105        (51,856)
     Valuation allowance on write-down of investment           308           1,229             --
     Deferred gain on sale of Photofrin                       (682)             --             --
     Permanent differences and other                           303             433           (635)
                                                          --------        --------       --------
     Provision for (recovery of) income taxes             $ 22,696        $ 12,723       $(32,136)
                                                          ========        ========       ========

     The tax effects of temporary differences that give rise to significant components of the future income tax assets and future income tax liabilities are presented below:


(In accordance with Canadian generally accepted accounting principles)

          (In thousands of United States dollars)             2003           2002
          ---------------------------------------             ----           ----
     Non-capital loss carry forwards                        $     --       $  5,327
     Research and development expenditures                       510         16,241
     Investment tax credits                                    8,631          5,466
     Write-down of long-term investments                       1,654          1,105
     Development rights                                        3,559             --
     Other temporary differences                                (899)           955
                                                            --------       --------
     Total gross future income tax assets                   $ 13,455       $ 29,094
     Less: valuation allowance                                (1,654)        (1,105)
                                                            --------       --------
     Total future income tax assets                         $ 11,801       $ 27,989
                                                            --------       --------
     Total gross future income tax liabilities                    --             --
                                                            --------       --------
     Net future income tax assets                           $ 11,801       $ 27,989
     Less: current portion                                   (11,801)       (17,092)
                                                            --------       --------
     Net long-term portion of future income tax assets      $     --       $ 10,897
                                                            ========       ========

     As at December 31, 2003 the Company had $1.4 million of unclaimed research and development expenditures available for tax purposes which have no expiration date. The Company also had net investment tax credits of $8.6 million available which will expire at various dates through 2013. The future tax benefit of these future tax assets is ultimately subject to final determination by taxation authorities.

     The realization of the Company's future income tax assets is primarily dependent on generating sufficient taxable income prior to expiration of any loss carry forward balances. During 2001, the Company's development and operations suggested that the "more likely than not" test for accounting purposes had been met and accordingly, the valuation allowance that had been recorded in the past against the net future income tax asset was reversed. During 2003, the Company adjusted its valuation allowance relating to the write-down of its investment in Diomed. The valuation allowance is reviewed periodically and if the "more likely than not" criterion changes for accounting purposes, then the valuation allowance will be adjusted accordingly.

     20.  FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     As at December 31, 2003 and 2002 the carrying amounts for the Company's cash and cash equivalents, short-term investment securities, accounts receivable, accounts payable, accrued restructuring charge, and other accrued liabilities approximated fair value due to the short-term maturity of these financial instruments. The Company's investment in common shares of Diomed Holdings Inc. is carried at fair value based on quoted market prices. The Company's long-term debt comprises $172.5 million aggregate principal amount of convertible senior notes due in 2023 and the liability component has a fair value of $145.0 million calculated as the present value of the required interest and principal payments discounted at a rate approximating the yield applicable to similar non-convertible debt at December 31, 2003.

     With respect to the concentration of credit risk, the Company's accounts receivables comprise primarily aggregate amounts owing from the Company's co-development partner, Novartis Ophthalmics, as at December 31, 2003 and December 31, 2002.

     The Company purchases goods and services in both Canadian and U.S. dollars, and earns most of its revenues in U.S. dollars and Euros. The Company enters into foreign exchange contracts to manage exposure to currency rate fluctuations related to its expected future net income (primarily in U.S. dollars and Euros) and cash flows (in U.S. dollars and Swiss francs). The Company is exposed to credit risk in the event of non-performance by counterparties in connection with these foreign exchange contracts. The Company mitigates this risk by transacting with a diverse group of financially sound counterparties and, accordingly, does not anticipate loss for non-performance. Foreign

(In accordance with Canadian generally accepted accounting principles) exchange risk is also managed by satisfying foreign denominated expenditures with cash flows or assets denominated in the same currency. The net unrealized gain in respect of such foreign currency contracts, as at December 31, 2003, was approximately $3.8 million, which was included in the Company's results of operations.

     21.  COMMITMENTS

     In the normal course of business, the Company enters into Visudyne supply agreements with contract manufacturers, which expire at various dates to 2008 and total $8.2 million, as well as other purchase commitments related to daily operations. In addition, the Company has entered into operating lease agreements related to office equipment. The minimum annual commitment related to these agreements payable over the next five years are as follows:

      (In thousands of Unites States dollars)
           Year ending December 31,
           ------------------------
           2004                                          $ 8,973
           2005                                            3,217
           2006                                            2,050
           2007                                              184
           2008                                            2,365


     22.  SEGMENTED INFORMATION

     Details of the Company's revenues and property and equipment by geographic segments are as follows:

Revenues(1)

(In thousands of United States dollars)        2003          2002          2001

     United States                           $ 86,754      $ 73,309      $ 61,274
     Europe                                    47,637        30,722        19,056
     Canada                                     7,734         4,510         2,501
     Other                                      4,625         1,938           528
                                             --------      --------      --------
                                             $146,750      $110,479      $ 83,359
                                             ========      ========      ========

Property and equipment

(In thousands of United States dollars)        2003         2002
---------------------------------------        ----         ----
      Canada                                 $42,687      $34,608
      United States                              575          673
                                             -------      -------
                                             $43,262      $35,281
                                             =======      =======


(1) Revenues are attributable to a geographic segment based on the location of the customer for revenue from Visudyne and royalties on product sales, and the location of the head office of the collaborative partner in the case of revenues from contract research and development and collaborative arrangements.


(In accordance with Canadian generally accepted accounting principles)

     23.  CONTINGENCIES

     (A)  PATENT LITIGATION WITH MEEI

     The First MEEI Lawsuit

     On April 24, 2000 Massachusetts Eye and Ear Infirmary ("MEEI") filed a civil suit against the Company in the United States District Court for the District of Massachusetts seeking to establish exclusive rights for MEEI as the owner of certain inventions relating to the use of verteporfin as the photoactive agent in the treatment of certain eye diseases including Age Related Macular Degeneration ("AMD"). During 2002 the Court granted summary judgement in favor of QLT, dismissing all counts of MEEI's complaint against the Company in this lawsuit.

     The lawsuit (Civil Action No. 00-10783-JLT) relates, in part, to an ongoing dispute involving U.S. Patent No. 5,798,349 (the " '349 Patent") which was issued on August 25, 1998 to the Company, MEEI and Massachusetts General Hospital ("MGH") as co-owners. The complaint alleged breach of contract, misappropriation of trade secrets, conversion, misrepresentation, unjust enrichment, unfair trade practices and related claims and asked that the
     Court: (i) declare MEEI the owner of certain inventions claimed in the '349 Patent; (ii) enjoin the Company from infringement of those claims or any action that would diminish the validity or value of such claims; (iii) declare that the Company breached an agreement with MEEI to share equitably in any proceeds derived as a result of collaboration leading to the '349 Patent; (iv) impose a constructive trust upon the Company for any benefit that the Company has or will derive as a result of the '349 Patent; and (v) award MEEI monetary relief for misappropriation of trade secrets in an amount equal to the greater of MEEI's damages or the Company's profits from any such misappropriation, and double or treble damages under Massachusetts law.

     The Company's counterclaim, filed in 2000 against MEEI and two employees of MEEI, sought: (i) to correct inventorship on the '349 Patent by adding an additional MGH researcher as a joint inventor; (ii) a declaration that the Company and MGH are joint owners of the '349 Patent; (iii) a determination that MEEI is liable to the Company for conversion and unfair trade practices under Massachusetts law; (iv) an injunction to prohibit MEEI from prosecuting any patent application claiming subject matter already claimed in the '349 Patent; and (v) an award of damages and attorneys' fees.

     In 2002 QLT moved for summary judgement against MEEI on all counts of MEEI's complaint in Civil Action No. 00-10783-JLT. The Court granted QLT's motions, thus dismissing all of MEEI's claims in this lawsuit. Final judgement of dismissal was entered in April 2003. In May 2003, MEEI filed a notice of appeal. With respect to QLT's counterclaim requesting correction of inventorship of the '349 patent to add an additional MGH inventor, the Court stayed the claim pending the outcome of Civil Action No. 01-10747-EFH, described below. QLT voluntarily dismissed the remainder of its counterclaims in Civil Action No. 00-10783-JLT without prejudice in April 2003.

     The Second MEEI Lawsuit

     On May 1, 2001 the United States Patent Office issued United States Patent No. 6,225,303 (the "'303 Patent") to MEEI. The '303 Patent is derived from the same patent family as the '349 Patent and claims a method of treating unwanted choroidal neovasculature in a shortened treatment time using verteporfin. The patent application which led to the issuance of the '303 patent was filed and prosecuted by attorneys for MEEI and, in contrast to the '349 patent, named only MEEI researchers as inventors.

     The same day the '303 patent was issued, MEEI commenced a second civil suit against the Company and Novartis Ophthalmics, Inc. (now Novartis Ophthalmics, a division of Novartis Pharma AG) in the United States District Court for the District of Massachusetts alleging infringement of the '303 Patent (Civil Action No. 01-10747-EFH). The suit seeks damages and injunctive relief for patent infringement and unjust enrichment. The Company has answered the complaint, denying its material allegations and raising a number of affirmative defenses, and has asserted counterclaims against MEEI and the two MEEI researchers who are named as inventors on the '303 patent. The Company's counterclaim seeks to correct inventorship of the '303 patent by adding QLT and MGH researchers as joint inventors and asks the court to declare that QLT and MGH are co-owners of the '303 patent. The counterclaim also requests a declaration that QLT does not infringe, induce infringement, or contribute to infringement of the '303 patent, asserting, among other reasons, that QLT and MGH are rightful co-owners of the patent and QLT has a license from MGH of MGH's co-ownership rights under the patent. In addition, the


(In accordance with Canadian generally accepted accounting principles) counterclaim seeks a declaratory judgment that the '303 patent is invalid and unenforceable. Finally, the Company's counterclaim seeks an award of monetary damages for breach of material transfer agreements governing MEEI's use of verteporfin, based upon MEEI's failure to notify QLT of MEEI's intent to file the patent application that led to the issuance of the '303 patent to MEEI.

     In November of 2001 MGH sought and was granted leave to intervene in the action to protect its rights in the '303 patent. MGH's complaint in intervention, like QLT's counterclaim, asks the court to correct inventorship of the '303 patent by adding QLT and MGH researchers as joint inventors of the inventions claimed in the patent and by declaring that MGH is a joint owner of those inventions.

     In April of 2003 QLT moved to dismiss MEEI's claims for unjust enrichment on the grounds that this claim had been previously decided by a court. The Court granted QLT's motion on May 28, 2003.

     No trial has been scheduled in Civil Action No. 01-10747-EFH, and none is expected until late 2004 at the earliest.

     The Company believes MEEI's claims in both lawsuits are without merit and intends to vigorously defend against such actions and pursue its counterclaims. The outcomes of these disputes are not presently determinable or estimatable and there can be no assurance that the matters will be resolved in favor of the Company. If the lawsuits are not resolved in the Company's favor, the Company may be obliged to pay damages, to pay an additional royalty or damages for access to the inventions covered by claims in issued U.S. patents, may be subject to such equitable relief as a court may determine (which could include an injunction) or may be subject to a remedy combining some or all of the foregoing.

     (B)  SECURITIES CLASS ACTION

     In January and February of 2001 seven proposed securities class actions were filed in the United States District Court for the Southern District of New York on behalf of purchasers of the Company's common shares between August 1, 2000 and December 14, 2000. On May 3, 2001, the court ordered consolidation of the seven actions.

     The complaints name as defendants: the Company; Julia Levy, former President, Chief Executive Officer and a current Director of the Company; and Kenneth Galbraith, the Company's former Executive Vice President, Chief Financial Officer and Corporate Secretary. The plaintiffs allege that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934.

     The plaintiffs allege that on December 14, 2000 the Company announced that it expected to miss its Visudyne sales estimates for the fourth-quarter 2000, and that in response, the Company's common share price dropped approximately 31%. The plaintiffs claim that the Company's December 14, 2000 statements contradicted prior information issued by the defendants concerning the demand for Visudyne and the Company's prospects. The plaintiffs allege that the defendants overstated the demand for Visudyne, did not properly disclose reimbursement issues relating to Visudyne and that the defendants had no basis in the months preceding the December announcement for their projections of fourth-quarter sales. The plaintiffs further allege that the intent of the individual defendants to mislead investors can be inferred from their sale of a substantial amount of the Company's common shares during the months of August and September 2000. The plaintiffs seek injunctive relief, fees and expenses and compensatory damages in an unspecified amount.

     The Company believes that the plaintiffs' claims are without merit and intends to vigorously defend against such claims. However, the outcome of this litigation is not presently determinable or estimatable and there can be no assurance that the matters will be resolved in favor of the Company and the other defendants. If the lawsuit is not resolved in the Company's favor, there can be no guarantee that the Company's insurance will be sufficient to pay for the damages awarded to the plaintiffs.

     The effect of a negative judgement or likely loss with respect to one or both of the above-mentioned claims, if any, will be recorded in the period it becomes determinable.


(In accordance with Canadian generally accepted accounting principles)